EXHIBIT 5
                                                                      ---------

                          [LETTERHEAD OF MOVADO GROUP]


                                                     September 25, 2006


Movado Group, Inc.
650 From Road
Paramus, NJ  07652

Ladies and Gentlemen:

         I am  counsel  to Movado  Group,  Inc.,  a New York  corporation  (the
"Company"), and I am rendering this opinion in connection with the proposed issuance of (i) up to 67,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company under the Movado Group, Inc. Deferred Compensation Plan For Executives (the "Plan") and (ii) up to $14,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") which represent general unsecured obligations of the Company to pay certain compensation amounts in the future to participating employees in accordance with the terms of the Plan and the registration of the Shares and the Deferred Compensation Obligations on the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended.

         I have examined the Registration Statement and the prospectus related to the Plan. In addition, I have examined, and have relied as to matters of fact upon, original or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, I hereby advise you that in my opinion: (i) the Shares have been duly authorized by the Company and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable and (ii) the Deferred Compensation Obligations, when established pursuant to the terms of the Plan, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         I am a member of the Bar of the State of New York and do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

         This opinion is rendered to you in connection with the above described transactions. This opinion may not be relied upon by you for any other purpose, or relied upon by or furnished to, any other person, firm or corporation without my prior written consent.

         I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                                                     Very truly yours,


                                                     /s/ Timothy F. Michno
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                                                     Timothy F. Michno
                                                     General Counsel